                                                        Individual
                                                        Retirement
                                                          Accounts
                                                      ------------

                                                        No-Fee IRA
                                                    No Annual Fees
                                                   No Minimum Size

                                                      Mutual Funds
                                               No Transaction Fees
                                               Morningstar Reports

                                          Waterhouse National Bank
                                           Certificates of Deposit
                                             Money Market Accounts

                                                     Special Offer
                                               Free $35.00 Voucher
                                             Transfer--Consolidate

                             [LOGO OF WATERHOUSE SECURITIES, INC.]

               [LOGO OF WATERHOUSE INVESTOR SERVICES]

                                 About
                          Waterhouse Investor
                            Services, Inc.

Waterhouse Investor Services, Inc. is a publicly owned holding company whose stock is traded on the New York Stock Exchange (symbol-WHO). The company has two principal subsidiaries: Waterhouse Securities, Inc. and Waterhouse National Bank.

Since 1979, Waterhouse Securities has serviced 400,000 customers and acts as custodian for over $7 billion in customer assets. The company employs approximately 800 associates and has 70 offices nationwide.

Waterhouse Securities, Inc. is a member of the New York Stock Exchange and other major exchanges, as well as the Securities Investor Protection Corporation (SIPC). Waterhouse National Bank is a member of the Federal Deposit Insurance Corporation (FDIC).

o Free IRA Accounts...................................................4-14
  o The Waterhouse IRA Advantage
  o Commission Savings
  o TradeDirect(Registered)--Touch-Tone-Telephone Trading
  o Money Market Account--FDIC Insured
  o Certificates of Deposit--FDIC Insured
  o No-Transaction-Fee & No-Load Mutual Funds
  o Morningstar Reports
  o Mutual Fund Performance Guide
  o Free Investment Information

o Why an IRA Account?................................................15-18
  o Rollover IRA
  o Questions & Answers

o Agreements.........................................................19-27

                            Please See The
                   SPECIAL OFFER In The Application

THE NATIONWIDE ADVANTAGE

o Albuquerque, NM
o Arlington, VA
o Atlanta, GA
o Baltimore, MD
o Birmingham, AL
o Boston, MA--Federal St. & Boylston St.
o Buffalo, NY
o Century City, CA
o Charlotte, NC
o Cherry Hill, NJ
o Chicago, IL--S. LaSalle St. & N. Michigan Ave.

o Cincinnati, OH
o Cleveland, OH
o Columbia, SC
o Columbus, OH
o Dallas, TX
o Denver, CO
o Des Moines, IA
o Detroit, MI
o Forest Hills, NY
o Fort Worth, TX
o Garden City, NY
o Hartford, CT
o Honolulu, HI
o Houston, TX
o Indianapolis, IN
o Irvine, CA
o Jacksonville, FL
o Kansas City, MO
o King of Prussia, PA
o Las Vegas, NV
o Los Angeles, CA
o Louisville, KY
o Melville, NY
o Miami, FL
o Milwaukee, WI
o Minneapolis, MN
o Nashville, TN
o New Orleans, LA
o New York, NY--Wall St. & Park Ave.
o Northbrook, IL
o Oklahoma City, OK
o Orlando, FL
o Palm Beach, FL
o Paramus, NJ
o Philadelphia, PA
o Phoenix, AZ
o Pittsburgh, PA
o Portland, OR
o Princeton, NJ
o Providence, RI
o Raleigh, NC
o Richmond, VA
o St. Louis, MO
o Sacramento, CA
o San Antonio, TX
o San Diego, CA
o San Francisco, CA
o San Jose, CA
o Seattle, WA
o Short Hills, NJ
o Stamford, CT
o Tampa, FL
o Walnut Creek, CA
o Washington, DC

o White Plains, NY
o Wilmington, DE

                          WATERHOUSE SECURITIES, INC.
                   Member New York Stock Exchange  o  SIPC
                             National Headquarters
                 100 Wall Street  o  New York, New York 10005

Lawrence M. Waterhouse, Jr.
Chairman &
Chief Executive Officer

                               Free IRA Accounts
                    No Maintenance Fees -- No Minimum Size

Dear Customer,

We have eliminated all maintenance fees for your IRA account. In addition, unlike Schwab, Fidelity and Quick & Reilly where you must have a $10,000 minimum account or other conditions to have fees waived, there are no fees, no minimum size and no conditions at Waterhouse Securities.

Also highlighted are a few new services for your retirement savings and investments.

o Money Market Accounts -- daily sweep of all your funds to an FDIC-insured deposit account.

o Certificates of Deposit -- from Waterhouse National Bank --
  FDIC-insured.

o Mutual Fund Transactions -- over 200 funds with no trans-action fees and more than 400 funds with a nominal fee.

o Morningstar Reports -- one-page reports that analyze indi-vidual mutual funds.

o Dividend Reinvestment Plan -- you can have cash divi-dends from stocks held in your account automatically reinvested into additional shares of the same security.

Please take a moment to review the advantages of consolidating all your bank and brokerage IRA accounts at Waterhouse Securities.

Sincerely,

/s/ Lawrence M. Waterhouse, Jr.

                                     New!!

                                  ANNOUNCING

                               Free IRA Accounts
                          No Fees -- No Minimum Size
                             Dividend Reinvestment

There are no fees for carrying your IRA account. Unlike Schwab, Fidelity or Quick & Reilly where you must have a $10,000 minimum account or other conditions to have fees waived, your IRA account is FREE and there are no conditions at Waterhouse Securities.


CONSOLIDATE BANK IRAs
--------------------------------------------------------------------------
Money Market Accounts and CDs (FDIC-Insured) are available from
Waterhouse National Bank and are consolidated in your Waterhouse
Securities account with the benefits of high rates and just one compre-hensive statement.

DIVIDEND REINVESTMENT PROGRAM
--------------------------------------------------------------------------
With the Waterhouse Dividend Reinvestment Program, cash dividends from the stocks held in your account can be automatically reinvested into addi-tional shares of the same stock -- at no cost to you. You can choose to have dividends from your entire portfolio or just a few select stocks reinvested. All reinvestment activity will be detailed on your monthly account state-ment. This service will be available for over 4,000 U.S. exchange-listed and NASDAQ stocks.

                                Coming Soon!!

RETIREMENT PLANNING GUIDE
--------------------------------------------------------------------------
This free 16-page retirement guide will help you plan for your future.

                                     New!!

             [Illustration of Basic Guide to Retirement Planning]

The Waterhouse IRA Advantage:
What It Means to You

                              Saving & Investing
                              For Your Retirement

Waterhouse Securities provides low-cost, high quality services to individual investors who manage their own investments and personal finances.


PERSONAL SERVICE
When you open an account, you are assigned an Account Officer, who can help you with all your investment needs. In addition, we also maintain a number of other service departments which you can call directly.

            Customer Service.............1-800-934-4410
            Mutual Funds.................1-800-934-4443
            Fixed Income.................1-800-934-4445
            TradeDirect(Registered)......1-800-967-8888
            Extended Hours...............1-800-934-4450
              (5PM to Midnight EST)

COURTEOUS AND PROFESSIONAL SERVICE
Each week, we mail out hundreds of customer satisfaction surveys, asking our customers to rate us on how we are doing and to make any suggestions on how we can improve our service. For the past year, 99% of those responding rated our courtesy as either good or excellent, and 97% rated overall services as good or excellent.

               -------------------------
                  INVESTMENT CHOICES

                        Stocks

                         Bonds

                      Treasuries

               Waterhouse National Bank
                      FDIC-Insured
                Certificates of Deposit
                 Money Market Accounts

                   Money Market Funds

              Mutual Funds -- many without
                   transaction fees

                   Closed-End Funds

                    Municipal Bonds

                    Corporate Bonds

                   Zero Coupon Bonds

             Unit Investment Trusts (UITs)

                        Options

              -------------------------

                                  70% SAVINGS
                               Comparative Guide
                            For Stock Transactions

The charts below show the benefit of Waterhouse Securities' across-the-board 70% savings on your stock commissions compared to full-priced brokers current rates and our rates compared to other nation-wide discount brokers.

                              FULL PRICE BROKERS

Compare           200 shs.  300 shs.  500 shs.  500 shs.  1,000 shs.
For Yourself       @ $25     @ $20     @ $15     @ $18     @ $14
                  --------  --------  --------  --------  ----------
Merrill Lynch     $129.50   $164.85   $205.54   $225.23   $308.28

Smith Barney       139.61    166.39    212.15    235.26    351.51

Prudential         146.35    173.35    218.35    240.35    359.35

Dean Witter         96.18    114.60    146.10    162.11    254.00

WATERHOUSE
SECURITIES          35.00     40.82     52.05     57.62     90.33


                               DISCOUNT BROKERS

Compare           200 shs.  300 shs.  500 shs.  500 shs.  1,000 shs.
For Yourself       @ $25     @ $20     @ $15     @ $18     @ $14
                  --------  --------  --------  --------  ----------
Charles Schwab     $89.00    $95.60   $101.50   $106.60   $123.60

Fidelity Brokerage  88.50     95.10    101.00    106.10    123.10

Olde                60.00     60.00     80.00     80.00    105.00

Quick & Reilly      60.50     65.00     77.75     81.50     94.00

WATERHOUSE
SECURITIES          35.00     40.82     52.05     57.62     90.33

                               SAVE ON BONDS AND
                            MUTUAL FUND COMMISSIONS

Compared to full-priced brokers, Waterhouse Securities customers save 50% to 70% on bond commissions and substantially on mutual fund transactions.

Survey date 3/8/95. Commission rates surveyed are for stocks and may vary for other products. Services vary by firm. Waterhouse Securities Minimum Commission $35.00.

TRADEDIRECT(Registered)

                         Touch-Tone Telephone Trading
                            Save an additional 10%

                    ---------------------------------------
                                  TradeDirect

                          [Illustration of Telephone]

                    Touch-Tone Telephone Quotes and Trading

                                 800-697-8888

                    [LOGO OF WATERHOUSE INVESTOR SERVICES]
                    ---------------------------------------

SAVE AN ADDITIONAL 10%

TradeDirect(Registered) users will receive an additional 10% dis-count on our standard commission rates for all orders executed through the TradeDirect(Registered) order entry system.

            COMPARE AND SAVE

Typical Stock            300 shs.  500 shs.
Transactions              @ $20     @ $18
                         --------  --------
Schwab Telebroker        $86.04    $95.94

Fidelity (USA)
Touchtone Trader         $85.59    $95.49

Waterhouse
TradeDirect(Registered)  $36.74    $51.86

Services vary by firm. Commission rates surveyed are for stocks and may vary for other products. Waterhouse Securities Minimum Commission using TradeDirect $31.50.

QUOTES
Real-time market quotes (not 15-minute delayed) for stocks, options, mutual funds, and market indicators.

24-HOUR CONVENIENCE
TradeDirect(Registered) makes investing at Waterhouse Securities even easier and more economical. You can enter orders, retrieve account information, or access real-time quotes -- 24-hours-a-day, seven-days-a-week.

With simple-to-follow menus and prompts, this automated service is available through any touch-tone telephone.


TRADE STOCKS
Enter market or limit orders, cancel open orders, or replace existing orders with new orders. Customers approved for option trading may enter orders on equity options through TradeDirect(Registered). Index options, mutual funds, and bond trading are not available at this time.

STANDARD & POOR'S STOCK REPORTS
Request Standard & Poor's stock reports on all New York and American Stock Exchange securities, as well as more than 1,000 OTC securities.

                                  ANNOUNCING

                             MONEY MARKET ACCOUNT
                                 FDIC-INSURED
                           WATERHOUSE NATIONAL BANK

                                     5.14%
                            Annual Percentage Yield

                                     5.03%
                                 Interest Rate

                              Rates as of 7/24/95

                           Waterhouse National Bank
                             Money Market Account
                                 FDIC-Insured

FDIC-INSURED MONEY MARKET ACCOUNT
--------------------------------------------------------------------------
Your cash balances are swept into an FDIC-insured Money Market account at Waterhouse National Bank. Each depositor is insured by the FDIC up to $100,000.

The yields earned on the FDIC-insured Money Market Account will typically be about 10-15 basis points less than the yields earned on the non-FDIC insured money market funds such as the Cash Equivalent Money Market Portfolio Funds* which you may be currently using.

This means that on a bank deposit of $10,000 you will typically earn, over one year $10-$15 less than a similar amount in a money market fund, but you will have with a bank deposit, the additional safety of FDIC insurance.

SPECIAL OFFER
--------------------------------------------------------------------------
When you open a new IRA or transfer an existing IRA of $10,000 or more, you will receive a free $35 commission voucher which will be mailed to you when your account is opened.

CONSOLIDATE
--------------------------------------------------------------------------
Now with the addition of an FDIC-insured Money Market Account and Certificates of Deposit you can consolidate -- at no cost -- all of your Bank IRA Accounts for added convenience and, most importantly, savings in fees and commissions.

* An investment in a money market fund, which is a mutual fund, is not insured or guaranteed by the FDIC or the U.S. Government and there can be no assurance that any money market fund will be able to maintain a stable net asset value of $1 per share.

WATERHOUSE NATIONAL BANK
CERTIFICATES OF DEPOSIT

CONVENIENCE & SAFETY
Waterhouse National Bank was established to provide services to the customers of Waterhouse Securities. Now you can conveniently consolidate CDs with your other investments and receive the safety of FDIC insurance.

o ONE CALL
  Call your Waterhouse Securities Account Officer for current rates and to place an order. Local in your rate at the time you place your order.

o ONE STATEMENT/CONFIRMATION
  You will receive a regular Waterhouse Securities confirmation of the purchase of your CD and it will appear as part of your portfolio on your brokerage statement.

o SAFETY
  Each depositor at Waterhouse National Bank is insured up to $100,000 by the FDIC.

o HIGH RATES
  Compare our competitive yields.

o VARIOUS MATURITIES FROM WHICH TO CHOOSE
  3-month, 6-month, and 1-year CDs are available.

o MINIMUM INVESTMENT
  There is a minimum deposit of $5,000.

o CONSOLIDATE
  Now you can consolidate your Bank IRA Accounts at Waterhouse Securities and receive the additional safety of FDIC insurance on your retirement savings and investments.

                                  3-Month CD
                                     5.10%
                            Annual Percentage Yield
                                 as of 7/24/95

                                  6-Month CD
                                     5.15%
                            Annual Percentage Yield
                                 as of 7/24/95

                                   1-Year CD
                                     5.20%
                            Annual Percentage Yield
                                 as of 7/24/95

FIXED INCOME

A FULL RANGE OF PRODUCTS
o Municipal Bonds--including tax-free bonds from every state
o US Government & Agency Securities
o Corporate Bonds
o Unit Investment Trusts (UITs)
o Certificates of Deposit (CDs)
o Fixed Income Mutual Funds

You can request our free 24-page Fixed Income brochure by call-ing an Account Officer or Customer Service at 1-800-934-4410.

                          [Illustration of Brochure]

                              CHOOSE FROM LEADING
                             NO-LOAD MUTUAL FUNDS

                       Invesco  o  Fidelity  o  Vanguard
                 T. Rowe Price  o  Twentieth Century  o  Janus

This is just a sampling of some of the 115 fund families'
900 mutual funds you can choose for your portfolio.

ONE CALL DOES IT ALL
With one call you can buy, sell, or exchange over 500 no-load mutual funds. Gone are the days when you had to make several calls or complete an application for each fund -- no more signature guarantees, no letters to write for redemption, no more paperwork.

OVER 500 NO-LOADS
Choose from over 200 funds with NTF -- No-Transaction-
Fees or over 300 funds with a nominal fee.

NO TRANSACTION FEES
With one call you can buy, sell, or exchange over 200 no-load and low-load mutual funds without any transaction fee.

SAME DAY EXECUTIONS
You will receive the closing price for your fund on the day you place your order as long as you call by 2:00 PM
Eastern Time. (Some funds, though, will be liquidated by letter.) No longer do you have to write to the fund and wonder about the price you paid or will receive.

CONSOLIDATED STATEMENT
All of your mutual fund activity is combined on your reg-ular Waterhouse Securities statement. One statement offers you comprehensive record keeping and saves you time, paperwork and makes your tax reporting easier.

MUTUAL FUNDS AND IRAS
No-load mutual funds are a popular choice for your IRA.
Consolidate all your investments from CDs to Mutual Funds in your Waterhouse IRA Account and eliminate multiple IRA accounts and fees.

No-Transaction-Fee Fund Families

o ASM                   o Founders               o Quantitative
o American Airlines     o Heartland#             o Reich & Tang
o Babson                o Hotchkis & Wiley       o Rushmore
o Baron                 o IAI                    o Selected/Venture
o Berger#               o Kaufmann#              o Skyline
o Blanchard#            o Lexington              o SteinRoe
o Bull & Bear#          o Loomis Sayles          o Strong
o Cappiello-Rushmore    o Merger                 o Value Line
o Cohen & Steers        o Merriman               o Warburg Pincus
o Dreyfus#              o Midwest                o Wright
o Federated             o Montgomery             o Yacktman

    Not all funds within each family are available through the NTF program.
            # Some funds may charge 12b-1 fees in excess of 0.25%

Securities, including mutual funds, held in your brokerage account are not deposits or obligations of, or guaranteed by, Waterhouse National Bank, are not FDIC insured, and involve investment risk, including loss of principal. Please call for a prospectus which includes information on management fees, charges and expenses, on any mutual fund. Please read the prospectus carefully before you invest.

New!!

INTRODUCING
MORNINGSTAR REPORTS

You can now receive
Mutual Fund Reports by
Morningstar, a leading
independent research com-
pany. These one-page
reports are packed with
data and analytical infor-
mation to help you deter-
mine whether a particular
fund would be consistent
with your investment
objective and level of risk
tolerance.

[Illustration of Morningstar report]

PERTINENT DATA
Each report provides you with:
o the fund's historical returns and performance figures;
o a graph of the fund's performance relative to its benchmark index (e.g. the S&P 500);
o the fund's true investment style;
o Morningstar's 5-star rating system, which ranks the fund's historical risk-adjusted performance as compared with other funds in the same category.

EASY TO ORDER
These reports are available to all Waterhouse Securities customers at a cost of $3 per report. Please call the Waterhouse Mutual Fund Connection at 1-800-934-4443 to order reports.

MUTUAL FUNDCONNECTION
INFORMATION & COMPARISON
GUIDE

COMPARE
PERFORMANCE
This 44-page quarterly
guide contains a com-
parative ranking of the
more than 900 mutual
funds offered through
Waterhouse Securities.
Funds are arranged by
investment objective
within each category--
Equity, Bond, Balanced.


[Illustration of Information & Comparison Guide]

Each fund listed is accompanied by a variety of infor-mation, including investment objective, quote symbol, purchase requirements, performance rank, annual operating expense ratio, net asset value, annual divi-dend yield, and more.

FREE GUIDE
The Mutual FundConnection Information &
Comparison Guide, which is updated each quarter, is available to you FREE, upon request. To receive your copy, simply call

                                1-800-934-4443

FREE INVESTMENT INFORMATION

Only at Waterhouse Securities can you receive a wide variety of free investment information.

[S&P LOGO] STOCK REPORTS
S&P's 2-page stock reports provide financial profiles of over 4,500 companies. These reports are available to all Waterhouse Securities customers free of charge. The Stock Reports provide historical information:

o Company activities
o 10 years of per share income, & balance sheet data
o S&P earnings/dividend ranking
o 7-year stock chart and dividend history

[Illustration of S&P stock report]

[S&P LOGO] STOCK GUIDE
You will receive a complimentary Stock Guide shortly after your first transaction, and the important year-end edition.

The Stock Guide provides a handy and quick means of ascertaining investment facts and figures on over 5,100 common and preferred stocks. It is the investment publication most widely used by individ-ual investors.

You will find the following information: principal business, price range data, dividend record, financial position, annual and interim earnings, earnings estimates, & ticker symbol.

[Illustration of S&P Stock Guide]

[S&P LOGO] THE OUTLOOK
Standard & Poor's The Outlook is one of the world's foremost investment advisory services. You will receive the mid-year and annual editions that represent a summary and interpretation of stock market trends as viewed by Standard & Poor's.

Individual stocks are discussed and recommendations made for a variety of investment objectives. These valuable editions of The
Outlook will be sent to you, without charge, upon their publication.

[Illustration of The Outlook]

TAX GUIDE
At the end of each year, active customers can request a free Tax
Guide to help them with their tax planning.

This free booklet will be advertised in our monthly newsletter around September or October of each year and can be requested at that time.

[Illustration of Tax Guide]

FREE INVESTMENT INFORMATION

NEW--FREE!
THE STOCK MARKET LEADERS GUIDE
Just as the Mutual FundConnection Comparison
Guide compares and ranks mutual funds, the Stock Market Leaders Guide compares stocks.
Prepared by Standard & Poor's, Stock Market
Leaders is a quarterly guide filled with stocks ranked according to a variety of investment crite-ria. Using the guide, you can choose leaders in 10 different categories quickly and easily.

10 CATEGORIES
S&P has screened thousands of companies to find the top performers in categories such as:

o Total Return Leaders
o Consistent Dividend Increases
o High-Yielding Stocks
o Strong Earnings-Per-Share Growth
o Strongest Companies With Little/No Debt
o High Return on Equity
o Most Volatile Stocks

[Illustration of Stock Market Leaders]

NEED MORE INFORMATION

S&P RESEARCH REPORTS -- $5.00
For an extensive analysis of companies that interest you, you can request S&P Research Reports on over 3,000 pub-

licly traded companies. These comprehensive 7-page reports normally cost $9.95 each, but are available to Waterhouse
Securities customers for $5. They contain:

     o Analysts' Consensus: Buy/Sell/Hold Recommendations
     o Earnings Estimates & Trends
     o Up-to-Date Statistical & Historical Data
     o Company News
     o Industry Outlook
     o Industry Comparison

               To order your S&P Research Reports -- Please Call
              our Customer Service Department at 1-800-934-4410.

[Illustration of S&P Research Report]

                              WHY AN IRA ACCOUNT

FINANCING YOUR RETIREMENT
-------------------------------------------------------------------------------
Saving for retirement is an important goal for people of all ages. Most of us will not be able to rely on Social Security and corporate pension plans to help us maintain the standard of living enjoyed during our working years. Retirement income will have to be supplemented with personal savings.

As a rule of thumb, you will need 75% of your pre-retirement income to maintain the standard of living you enjoyed prior to retirement.

The IRA (Individual Retirement Account) is still one of the simplest tax-advantaged ways to save for retirement. An IRA is a personal retirement plan that allows you to save or invest a limited amount of annual earned income with taxes on the earnings deferred until the funds are withdrawn from the plan.

AM I ELIGIBLE FOR AN IRA?
-------------------------------------------------------------------------------
Anyone who works for a living and who is under 70-1/2 years of age is eligible to make contributions to an IRA. For some individuals, these contributions are deductible from current gross income, which results in an immediate tax savings. Even if you do not qualify for the deduction, IRAs are still advantageous because earnings compound tax-free within the IRA account until they are withdrawn.

Contributions can be made up to the lessor of 100% of earned income or $2,000. The maximum contribution is $4,000 for two income married couples and $2,250 for Spousal IRAs established by couples with only one employed spouse.

                      CAN I DEDUCT MY IRA CONTRIBUTIONS?

                                  Are you or your
                                  spouse covered
                                  by an employer
                                  retirement plan?                  Your IRA
                                  (check           Your IRA         Earnings Are
Joint Return*    Single Return*   appropriate box) Contribution is  Tax Deferred
--------------------------------------------------------------------------------
$40,000 or less  $25,000 or less  / / Not Covered  Fully Deductible      Yes
                                  ----------------------------------------------
                                  / / Covered      Fully Deductible      Yes

$40,000-$50,000  $25,000-$35,000  / / Not Covered  Fully Deductible      Yes
                                  ----------------------------------------------
                                  / / Covered      Partially Deductible  Yes

Above $50,000    Above $35,000    / / Not Covered  Fully Deductible      Yes
                                  ----------------------------------------------
                                  / / Covered      Not Deductible        Yes

*Adjusted Gross Income

"...the intelligent investor's key to tax-deferred savings."

"Open a Waterhouse IRA Account today...and start saving towards your early retirement."

ARE MY IRA CONTRIBUTIONS DEDUCTIBLE?
------------------------------------------------------------------------------
No Employee Retirement Plan -- If you or your spouse are not covered by an employee retirement plan, you qualify for a 100% deduction for your IRA contribution.

Covered By Employee Retirement Plan -- If you are covered by an employee retirement plan, the deductibility of your contribution is dependent on your adjusted gross income.

For single taxpayers, the deduction is phased out between $25,000 and $35,000 of adjusted gross income, while married taxpayers who file jointly are phased out between $40,000 and $50,000 (see table on page 14).

TAX-DEFERRED GROWTH
------------------------------------------------------------------------------
Even if you don't qualify for a tax deduction, IRAs are still advantageous because earnings compound tax-free until you take the money out.

For example, if your first year's IRA contribution of $2,000 grew at a 10% rate, you would have earned $200 the first year. If you had invested the same $2,000 in a savings account and you are in the 31% tax bracket, you would pay $62 in Federal income tax on the unearned income of $200 (plus state taxes if applicable).


In the regular savings account you would now have $2,138 instead of $2,200 in your IRA. As your IRA grows, so does the amount of your savings.

THE POWER OF TAX-FREE GROWTH*
------------------------------------------------------------------------------

[CHART]

9% Annual Rate of Return
                                     Age 25    Age 35    Age 45
                                     ------    ------    ------
Total Contributions                 $ 80,000  $ 60,000  $ 40,000

Taxable Account Value at age 65      346,614   174,275    79,927

Tax-Deferred IRA Value at age 65     736,583   297,150   111,529

The above graph demonstrates the power of tax-deferred savings in an IRA account.

*Assumes a $2,000 deposit at the beginning of each year through age 65. The 9% return has been used as a reasonable example, your actual return may be more or less. A 31% tax bracket has been assumed.

                                 ROLLOVER IRA

            "...ideal if you want tax deferral and tax-free growth
             on a payout from your corporate retirement program."

TRANSFERRING YOUR EXISTING
IRA TO WATERHOUSE SECURITIES
--------------------------------------------
Transferring your IRA accounts to
Waterhouse Securities reduces the time and effort required to manage your assets suc-cessfully. If you have IRA accounts at sev-eral financial institutions, you'll eliminate multiple account charges and reduce paper-work by consolidating your various IRA accounts into a single Waterhouse IRA.

Transferring your IRAs to Waterhouse
Securities is simple. Just complete a
Transfer of Account form along with the
IRA account form and return them to us.
We do the rest and notify you when the
transfer is complete.

QUALIFIED PLAN DISTRIBUTION
--------------------------------------------
There are a number of circumstances under which you could receive a distribution from your employer's retirement plan:
o Retirement
o Changing jobs
o Termination of an employer's
  retirement plan

You can elect to take receipt of your distrib-ution or have it rolled-over directly (Direct
Rollover) to an IRA or other qualified plan.
(Check with your Plan Administrator since some distributions may not be eligible for Direct Rollover).

TAKING RECEIPT OF YOUR DISTRIBUTION
--------------------------------------------
If you have decided to invest your distribu-tion in an IRA, you'll probably want to elect a Direct Rollover (explained below) rather than take receipt of the distribution yourself. That's because your plan adminis-trator is now required to withhold 20% of any distribution for taxes.

If you choose to take receipt of the distribu-tion, 100% of it is still eligible to be rolled-over within 60 days of receipt, but you would be required to make up the 20%
withheld. You would then declare the 20% as pre-paid tax when you file your next
Federal return.

If you keep your distribution, it must be included as part of your taxable income, and penalties may apply, depending on your age, and other factors.

DIRECT ROLLOVER
--------------------------------------------
Current regulations allow you to elect an option called a Direct Rollover. This allows your plan administrator to send your distrib-ution directly to a new IRA custodian. If you choose Direct Rollover, no tax will be with-held.

A Direct Rollover is a distribution, and is reported to the IRS as such. The receiving custodian will report this as a Rollover
Contribution.


No penalties will apply if you elect a Direct
Rollover as 100% of your distribution will remain tax deferred, until you make with-drawals.

ACCUMULATION VS. ROLLOVER IRA
--------------------------------------------
The entire eligible amount of your distribu-tion can be deposited to either an Accumulation IRA or a Rollover IRA. You can keep your distribution separate in a Rollover IRA, and preserve your right to roll it back into a qualified plan (i.e. your next employer's plan). Or you can deposit the distribution in your Accumulation IRA and continue to make annual contributions
(however you lose the right to roll it back to another qualified plan).

                              QUESTIONS & ANSWERS

Q. How do I elect a direct rollover?

A. 1) Establish your Waterhouse IRA (Accumulation or Rollover). 2) If your Qualified Plan Account is held at a bank or brokerage firm, simply complete one of our transfer forms and return it to us. Make sure you check off the Direct Rollover box on the IRA section of the form. 3) If your plan assets are not at a bank or broker, contact your Plan Administrator. Have your Plan Administrator register securities or issue checks as follows:

Waterhouse Securities, Inc. Custodian IRA of

Waterhouse Account Number:
Direct Rollover.

Send to: Waterhouse Securities, Inc.
         44 Wall Street
         Attn: Retirement Plans
         New York, NY 10005


Q. If I qualify for a partial deduction of my annual contribution, how do I calculate it?

A. Use the following formula to calculate the allowable amount of a partial deduction (see chart on page 14 to determine if you are entitled to a full or partial deduction).

          Formula                         Example
          -------                         -------
1. Subtract adjusted gross          Joint AGI = $41,500
income (AGI) from                          $50,000
$50,000 (joint) or $35,000                -$41,500
(single).                                 --------
                                            $8,500

2. Divide by 5 to get
deductible amount.               $8,500 divided by 5 = $1,700*

*If the deductible amount that results from the above cal-culation is not a multiple of $10, round up to the next highest $10. If the deductible amount is between $10 and $190, deduct $200.


Q. Do I have to set up different accounts for my deductible and non-deductible IRA contributions?

A. No. You can make deductible and non-deductible contributions to the same account. When you file your federal tax return, simply report the non-deductible contribution on Form 8606.



Q. Is there a minimum amount I must contribute each year?

A. There are no minimum contributions for an established IRA. It is strictly your choice whether to make a contribution in a given year.


Q. What tax advantages do I get for making non-deductible IRA contributions?

A. Non-deductible contributions to a Waterhouse IRA allow you to build a retirement fund without paying any taxes on the earnings until you make withdrawals. For example, with a regular savings account you pay current taxes on the interest earned.

Untaxed earnings in your IRA grow faster than in an ordinary savings account because they are not depleted by income taxes. (See chart on page 15.)


Q. Can I pay for commissions outside of my IRA ?

A. Under IRS guidelines brokerage commissions are considered a cost of the security and cannot be billed separately.


Q. Is there more than one type of IRA account?

A. There are several types of IRAs to choose from--

The Accumulation IRA is a basic IRA to which you can make annual contributions not to exceed $2,000.

The Spousal IRA is an Accumulation IRA for a non-working spouse. Each year you may contribute to both your Accumulation IRA and Spousal IRA a total not to exceed $2,250 (of which no more than $2,000 may be contributed to either account).

The Rollover IRA is for individuals who want to deposit assets from a qualified retirement plan into an IRA.

                              QUESTIONS & ANSWERS


The Combination IRA is a combination of the Accumulation IRA and Rollover IRA. By rolling assets from a qualified plan into this IRA, you give up the right to put them into another employer-qualified plan. However, you can make annual contributions to this IRA.

The SEP IRA (Simplified Employee Pension Plan) is a qualified retirement plan that a self-employed individual or employer can establish to provide retirement benefits for themselves or their employees without maintaining complicated retirement plans.



Q. Can I deposit stock to my IRA?

A. In most cases you may not contribute stock to your Accumulation IRA. However, if you receive stock through a distribution from a qualified employer retirement plan, you may deposit the stock into an IRA as a rollover deposit.


Q. How can I get more information on Individual Retirement Accounts?

A. The Internal Revenue Service's Publication 590 is a comprehensive brochure covering all aspects of IRAs. Contact your local IRS office for a copy of this publication or call 1-800-829-1040.

                          WATERHOUSE SECURITIES, INC.

                         INDIVIDUAL RETIREMENT ACCOUNT
                          CUSTODIAL ACCOUNT AGREEMENT
                             & CUSTOMER AGREEMENT

               Please save this agreement for future reference.

Article I Introduction

This Agreement is established pursuant to which Waterhouse Securities, Inc., will act as a custodian of individual retirement accounts. All such accounts are intended to qualify as "individual retirement accounts" within the meaning of section 408 of the Internal Revenue Code of 1986, as amended and are established and maintained for the exclusive benefit of individuals (and their beneficiaries) for whom the accounts are held.

Article II Definitions

As used in this Agreement, the following terms shall have the meaning hereinafter set forth, unless a different meaning is plainly required by the context.

2.1 "Adoption Agreement" shall mean the application by which this Agreement, as may be amended from time to time, is adopted by the Participant. The statements contained in the Adoption Agreement shall be part of this Agreement as fully set forth herein.

2.2 "Beneficiary" shall mean the person or persons designated by the Participant.

2.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.4 "Compensation" shall mean, for a self-employed individual, net earnings from self-employment to the extent such net earnings are derived from the individual's trade or business during the Custodial Account Year but only if the personal services of such individual are a material income producing factor in the trade or business. Compensation, for an employee who is not self-employed, shall mean total personal services rendered to the individual's employer which is reportable on the individual's W-2 Form, or successor form. Compensation shall include contributions made under this Agreement by or for such individuals. Compensation shall include taxable alimony or separate maintenance received by a divorced or legally separated spouse under a decree of divorce or a separation agreement.

2.5 "Custodial Account" shall mean the account which the Custodian shall establish under this Agreement, as amended from time to time, on behalf of the Participant and which will consist of any and all contributions made by or for the Participant under this Agreement and any earnings thereon.

2.6 "Custodial Account Year" shall mean the calendar year from January 1 to December 31 each year.


2.7 "Custodian" shall mean Waterhouse Securities, Inc., and any successor custodians under this Agreement.

2.8 "Disabled" or "Disability" shall mean the Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be long-continued and indefinite in duration.

2.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

2.10 "Participant" shall mean an individual who adopts the Agreement and who makes contributions or on whose behalf contributions are made to a Custodial Account under this Agreement. If a Spousal IRA, it shall also mean the spouse who establishes the Custodial Account.

2.11 "Simplified Employee Pension" or "SEP" shall mean a Custodial Account established by an individual whose employer has adopted a simplified employee pension plan under Code section 408(k) where such plan permits the establishment of such accounts.

2.12 "Spousal IRA" shall mean a Custodial Account established by or for the benefit of an individual who is a nonemployed spouse or a divorced or legally separated spouse of an individual.

Article III Eligibility

3.1 General Rules. Any person who receives compensation during the taxable year is an eligible individual. An individual who is a divorced or legally separated spouse for whom a Spousal IRA was established by such individual's former or separated spouse is an eligible individual. An individual making a rollover contribution as described in section 402(c), (but only after December 31, 1992), 403(a)(4), 403(b)(8), or 408(d)(3), and
rollover contributions made before January 1, 1993 as described in section 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8), or 408(d)(3) is also an eligible individual.

3.2 Consent to Participate. As a condition of participation, the Participant shall consent to the terms and conditions of this Agreement, as may be amended from time to time.

Article IV Contributions

4.1 Contribution Limits. Each taxable year, an individual may contribute under this Agreement an amount not to exceed the lesser of 100% of the individual's Compensation or $2,000 (a total of $2,250 if the individual also establishes a Spousal IRA, but no more than $2,000 with respect to either of the individual's IRA or the Spousal IRA).

Under a Simplified Employee Pension ("SEP"), an individual's employer may contribute under this Agreement on behalf of such individual an amount not in excess of the sum of (1) $22,500 (or, if greater, 25% of the dollar limitation in effect under Code section 415(b)(1)(A) and (2) the lesser of 100% of such individual's Compensation or $2,000. Contributions under a salary reduction SEP are limited to $9,240 per year, or if greater the section 402(g) limit in effect.

4.2 Deductible Contributions.

A. The participant's contribution may be fully deductible if (i) in the case of an individual who is not married, the individual either has adjusted gross income ("AGI") that does not exceed the Applicable Dollar

Amount or is not an active participant in an employer-maintained retirement plan for any part of the plan year ending with or within the taxable year;
(ii) in the case of married taxpayers filing a joint return, either the couple has AGI that does not exceed the Applicable Dollar Amount or neither spouse is an active participant in an employer-maintained retirement plan for any part of the plan year ending with or within the taxable year; or
(iii) in the case of a married taxpayer filing separately, either the taxpayer has AGI that does not exceed the Applicable Dollar Amount or neither spouse is an active participant in an employer-maintained retirement plan for any part of the plan year ending with or within the taxable year.

B. Each taxable year, an individual who (a) is a participant in an employer-maintained retirement plan or (b) is married and whose spouse is a participant in an employer-maintained retirement plan, may deduct an amount not to exceed the lesser of 100% of the individual's compensation or an amount that bears the same ratio to $2,000 ($2,250 in the case of a Spousal
IRA) as the taxpayer's AGI in excess of the Applicable Dollar Amount (or, in the case of a married couple filing a joint return, the couple's AGI in excess of the Applicable Dollar Amount) bears to $10,000.

C. The Applicable Dollar Amount is (1) $25,000 in the case of an unmarried individual, (2) $40,000 in the case of a married couple filing a joint return, and (3) $0 in the case of a married individual filing separately. The dollar limit is rounded to the next highest $10 in the case of a limit that is not a multiple of $10. The IRA dollar limit for individuals whose AGI is not above the phaseout range shall not be less than $200. AGI shall be calculated without regard to any deductible IRA contributions made for the taxable year and without regard to the exclusion provided for certain foreign earned income, but with regard to any taxable social security benefits and with regard to any passive loss limitations.

For purposes of this Section, an individual is an active participant in an employer-maintained retirement plan with respect to the individual's taxable year if the individual is an active participant for any part of the plan year ending with or within the individual's taxable year. An employer maintained retirement plan means (i) a qualified pension, profit-sharing, or stock bonus plan; (ii) a qualified annuity plan described in Code section 403(a); (iii) a plan established for its employees by the United States, by a State or political subdivision, or by an agency or instrumentality of the United States or a State or political subdivision (other than an unfunded deferred compensation plan of a State or local government); (iv) an annuity contract described in Code section 403(b); (v) a simplified employee pension described in Code section 408(k); or (vi) a plan described in Code section 501(c)(18).

4.3 Non-deductible Contributions. Each taxable year an individual may contribute under this Agreement, in addition to any amounts which may be deducted under Section 4.2, an amount equal to the amount of the contribution which is not deductible by the phase-out rule in Section 4.2.B. Moreover, an individual may elect to have a contribution under Section 4.2 treated as a contribution under this Section. Any individual who elects to have a contribution under Section 4.2 treated as a contribution under this Section or who makes a contribution under this Section 4.3 shall designate such contribution as a non-deductible contribution on the individual's tax return for the year to which the designation relates.

4.4 Time and Manner of Making Contributions. Contributions made under this Agreement shall be in cash. Contributions made under this Agreement by the Participant shall be made to, or for the account of, the Custodian no later than the due date (without regard to extensions) for filing the Participant's tax return. Contributions by an Employer to a SEP must be made no later than the due date (including extensions) for filing the Employer's tax return. All contributions so received together with the income therefrom and any other increment thereon shall be held, managed and administered by the Custodian pursuant to the terms of this Agreement without distinction between principal and income and without liability for the payment of interest thereon. The Custodian shall not be responsible for the computation and collection of any contributions under the Agreement and shall be under no duty to determine whether the amount of any contribution is in accordance with the Agreement.

4.5 Custodian's Acceptance of Contributions. Except in the case of a rollover contribution as that term is described in Article VII, the Custodian will accept only cash and will not accept contributions on behalf of the Participant in excess of the limits referred to in Section 4.2 and 4.3.

4.6 Nonforfeitability of Contributions. Contributions made under this Agreement by or for a Participant shall be fully vested and nonforfeitable at all times.

4.7 Investment of Contributions. The Participant shall direct the Custodian with respect to the investment of all contributions and the earnings therefrom under the Agreement. Such direction shall be limited to securities obtainable through the Custodian "over-the-counter" or on a recognized exchange without any duty to diversify. The Custodian may leave earnings on any securities so obtained with the Custodian for reinvestment in accordance with the instructions of the Participant. Notwithstanding the above, the Participant may direct contributions and earnings to be placed in a savings account or a Certificate of Deposit with an institution approved by the Custodian. Contributions may not be invested in collectibles.

4.8 Maximum Age for Contributions. A Participant shall not make contributions under this Agreement on or after the taxable year during which the Participant attains age 70-1/2.

4.9 Withdrawal of Excess Contributions. If a Participant makes a contribution under this Agreement which exceeds the limits set forth in

Section 4.1 or such limits as may be prescribed by law, then the excess portion may be withdrawn by the Participant. Such withdrawal must be made prior to the date, including any extension thereof, on which the Participant is required to file a Federal income tax return. Any income allocable to the excess amount of such contribution must be withdrawn by the Participant at the same time.

Article V Disability Benefits

A Participant shall, immediately upon becoming disabled (within the meaning of Code section 72(m)(7)), be entitled to receive the entire interest in such Participants Custodial Account.

Article VI Distribution

6.1 General Rule. Subject to the provisions of this Article VI, the Custodian shall, on the written directions of the Participant in accordance with the provisions of the Agreement, make distributions out of the Custodial Account to such individuals, in such manner, in such amounts and for such purposes as may be specified in such directions.

Notwithstanding any provisions of the Agreement to the contrary, the distribution of a Participant's interest in the Custodial Account shall be made in accordance with the minimum distribution requirements of Code section 408(a)(6) or Code section 408(b)(3) and the regulations thereunder, including the incidental death benefit provisions of section 1.401(a)(9)-2 of the proposed Income Tax regulations and any subsequent final regulations, all of which are herein incorporated by reference.

6.2 Premature Distributions. No part of a Participant's interest in the Custodial Account shall be distributed to such Participant prior to attaining the age of 59-1/2, except on account of disability, death of the Participant or rollover. If a distribution is made prior to age 59-1/2, the Participant must notify the Custodian in writing of the intended disposition of such distribution.

6.3 Commencement of Distribution of Benefits. A Participant's interest in the Custodial Account must commence to be paid to the

Participant in a manner specified in Section 6.5 not later than April 1 of the year following the year in which such Participant attains age 70-1/2.

6.4 Scope of Custodian's Liability. The Custodian shall not be liable for the proper application of any part of the Agreement if distributions are made in accordance with the written directions of the Participant as herein provided, nor shall the Custodian be responsible for the adequacy of the Custodial Account to meet and discharge any and all distributions and liabilities.

6.5 Methods of Distribution. The Participant may direct in writing to the Custodian, subject to the provisions of this Agreement, to have the balance in the Custodial Account distributed during any taxable year in the form of:


(a) a single payment, or

(b) equal or substantially equal monthly, quarterly or annual payments commencing at the close of such taxable year over the life of the Participant, or

(c) equal or substantially equal monthly, quarterly or annual payments commencing at the close of such taxable year over the joint lives of the Participant and the Participant's designated beneficiary, or

(d) equal or substantially equal monthly, quarterly or annual payments commencing at the close of such taxable year over a period certain not extending beyond the life expectancy of the Participant, or

(e) equal or substantially equal monthly, quarterly or annual payments commencing at the close of such taxable year over a period certain not extending beyond the joint life and last survivor expectancy of the Participant and the Participant's designated beneficiary.

Notwithstanding that distributions may have commenced pursuant to one of the above options, the Participant may receive a distribution of the balance in the Custodial Account at any time upon written notice to the Custodian.

6.6 Required Distributions. The Participant's entire interest in the Custodial Account must be distributed, or begin to be distributed, by the Participant's required beginning date, which is the April 1st following the calendar year in which the Participant reaches age 70-1/2. For each succeeding year, a distribution must be made on or before December 31st. A Participant may satisfy the minimum distribution requirements under Code sections 408(a)(6) and 408(b)(3) by receiving a distribution from one individual retirement account that is equal to the amount required to satisfy the minimum distribution requirements for two or more individual retirement accounts. For this purpose, the owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above.

6.7 Computation of Periodic Payments. If the Participant elects a mode of distribution under Sections 6.5(b), (c), (d) or (e) above, the minimum amount of each payment will be determined by dividing the Participant's entire interest in the Custodial Account at the beginning of each year by the lesser of the life expectancy of the Participant (or the joint life and last survivor expectancy of the Participant and the Participant's designated beneficiary) and the applicable divisor from the table in Q&A-4 of section 1.401 (a)(9)-2 of the proposed Income Tax regulations or in the final Income Tax regulations. If the amount of payment actually made is less than this minimum amount, a fifty percent (50%) nondeductible Federal excise tax, payable by the individual, shall be imposed on the amount by which the minimum amount required to be distributed during such year exceeds the amount actually distributed during the year.

6.8 Death Benefits. If the Participant dies before the entire interest is distributed, the following distribution provisions shall apply:

(a) If the Participant dies after his/her required beginning date, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

(b) If the Participant dies before his/her required beginning date the Participant's entire interest will be distributed in accordance with one of the following four provisions:

(1) The Participant's entire interest will be paid by December 31st of the year containing the fifth anniversary of the Participant's death; or

(2) If the Participant's interest is payable to a Beneficiary designated by the Participant and the Participant has not elected (1) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated Beneficiary commencing no later than the December 31st of the year after the year of the Participant's death. The designated Beneficiary may elect at any time to receive greater payments; or

(3) If the designated Beneficiary of the Participant is the Participant's surviving spouse, the spouse may elect within the five year period commencing with the Participant's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the December 31st of the year in which the deceased Participant would have attained age 70-1/2. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments; or

(4) If the designated Beneficiary is the Participant's surviving spouse, the spouse may treat the account as his or her own individual retirement arrangement. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from such account, or fails to elect any of the above three provisions.

6.9 Recalculation of Life Expectancies. Unless otherwise elected by the Participant prior to the commencement of distributions under Section 6.5 or, if applicable, by the Participant's surviving spouse where the Participant dies before distributions have commenced, the life expectancies of the Participant or spouse Beneficiary shall be recalculated annually for purposes of distributions under Sections 6.5 and 6.8. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. Such election must be made no later than the April 1st following the year in which the participant attains the age of 70-1/2. The life expectancy of a nonspouse Beneficiary shall not be recalculated. In the case of a nonspouse Beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12 consecutive month period will be based upon such life expectancy minus the number of whole years passed since distribution first commenced. Life expectancies for purposes of determining the required distributions must be computed by use of the expected return multiples in section 1.72-9 of the Income Tax regulations.


Article VII Rollover Contributions

7.1 General Rule. Any individual who receives a distribution of all or part of the balance held for such individual's benefit in (i) a plan-meeting the requirements of Code section 401(a), (ii) a tax-deferred annuity meeting the requirements of Code section 403(b), (iii) a bond purchase plan meeting the requirements of Code section 405(a), (iv) an individual retirement trust meeting the requirements of Code section 408(a) or (v) an individual retirement annuity meeting the requirements of Code section 408(b) may rollover to such individual's Custodial Account any cash or other property distributed from such plan, trust or annuity provided that such rollover is permitted under the Code. Prior to January 1, 1993, distribution from a 401(a) plan will be eligible for rollover only if it represents at least 50% of the vested account balance in the qualified plan immediately prior to the distribution and it is not one of a series of payments. Effective January 1, 1993, all distributions from a 401(a) plan are eligible for rollover, except as provided for in section 402(c) and the regulations thereunder. Any individual who receives a distribution from a plan because of the death of the individual's spouse as described in Code section 407(a)(7) may also effect a rollover. However, with respect to plans meeting the requirements of Code section 401(a), only cash or other property attributable to contributions made by an employer and any earnings thereon may be rolled over from such plan to a Custodial Account.

7.2 Timing of Rollover. A rollover must be completed within 60 days after the day on which the Participant receives the payment or distribution.

7.3 Transfers from Custodial Account. An individual may direct the Custodian to rollover or transfer all or part of the individual's entire interest in the Custodial Account to an individual retirement trust meeting the requirements of Code section 408(a), or to an annuity contract meeting the requirements of Code section 408(b) provided that such rollovers may only be made once a year.

7.4 Direct Rollovers. Effective January 1, 1993, an individual who will receive an "eligible rollover distribution", as defined in Code section
402 (f)(2)(A), may request the Custodian to accept a direct rollover of such distribution in accordance with the provisions of Code section 401 (a)(31) and the applicable regulations.

Article VIII Designation of Beneficiary

8.1 General Rule. The Participant shall designate a Beneficiary in the Adoption Agreement and may change the Beneficiary designation by filing a written notice with the Custodian. Such Beneficiary shall be entitled to the Participant's entire interest in the event of death of the Participant prior to the complete distribution of the entire interest.

8.2 Failure to Designate Beneficiary. If the designation of a Beneficiary has not been made by a Participant at the time of the death of the Participant, the Beneficiary shall be the spouse of the Participant, or if there is no spouse living at the time of the Participant's death, the Beneficiary shall be the estate of the Participant.

8.3 Where Beneficiary is a Minor. If the Beneficiary designated to receive payments hereunder is a minor or person of unsound mind, whether so formally adjudicated or not, the Custodian, in its discretion, may make such payment to such person as may be acting as parent, guardian, committee, conservator, trustee, or legal representative of such minor or incompetent and the receipt by any such person as selected by the Custodian shall be a full and complete discharge of the Custodian for any sums so paid.

8.4 Custodian Unable to Pay Benefits. If the Custodian is unable to make a payment to a Beneficiary hereunder within six months after any such payment is due, because the Custodian cannot ascertain the whereabouts or the identity of the Beneficiary by mailing to the last known address shown on the Custodian's records, and such Beneficiary has not submitted a written claim for such payment before the expiration of said six-month period, then the Custodian may deposit the Beneficiary's funds in a special savings account established in the name of the Custodian for such Beneficiary.

Article IX Investment and Administration

9.1 General Rules. The Custodian shall have the power and authority in the administration of this Agreement to do all acts, including by way of illustration, but not in limitation of the powers conferred by law, the following:

(a) Pursuant to the directions of the Participant or the Participant's agent, to invest and reinvest all or any part of the Custodial Account in securities obtainable through Waterhouse Securities, Inc., and to invest in any lawful investment which is administratively acceptable to the Custodian without any duty to diversify and without regard to whether such property is authorized by the laws of any jurisdiction for investment by a custodian;

(b) To hold part or all of the Custodial Account uninvested or, pursuant to directions of the Participant, to place the same in a savings account approved by the Participant or purchase a Certificate of Deposit with an institution approved by the Custodian;

(c) To employ suitable agents and counsel and to pay their reasonable expenses and compensation;

(d) Pursuant to the directions of the Participant or the Participant's agent, to vote in person or by proxy upon securities held by the Custodian and to delegate its discretionary power;

(e) Pursuant to the directions of the Participant or the Participant's agent, to write covered listed call options against existing positions and to liquidate or close such option contracts and the purchase of put options on existing long positions (the same securities cannot be used to simultaneously cover more than one position), to exercise conversion privileges or rights to subscribe for additional securities, and to make payments therefore;

(f) To consent to or participate in dissolutions, reorganizations, consolidations, mergers, sales, leases, mortgages and transfers or other changes affecting securities held by the Custodian;

(g) To leave any securities or cash for safekeeping or on deposit, with or without interest, with such banks, brokers and other custodians as the Custodian may select, and to hold any securities in bearer form or in the name of the banks, brokers and other custodians or in the name of the Custodian without qualification or description or in the name of any nominee; and

(h) Prior to the entry of any orders to purchase or sell securities in the Participant's account, the Participant shall approve beforehand all such orders and direct Waterhouse Securities, Inc., to implement the Participant's instructions. Selling short and executing purchases in an amount greater than available cash are prohibited transactions. All investments outside of the cash account shall be accompanied by additional written instructions.

9.2 Prohibition Against Commingling and Life Insurance. No investments shall be made in life insurance contracts nor shall any assets be commingled.

9.3 Custodian Not Required to Review Investments. The Custodian shall be under no duty to question any such direction of the individual, to review any securities or other property held in the Custodial Account, or to make suggestions to the individual with respect to the investment, retention or disposition of any assets held in the Custodial Account. Similarly, the Custodian shall not make any investment or dispose of any investment held in the Custodial Account, except upon the direction of the Participant or the Participant's agent.

9.4 Participant Not a Fiduciary. In accordance with section 404(c) of ERISA and being that the Participant exercises control over the assets in such Participant's Custodial Account, such Participant or beneficiary shall not be deemed to be a fiduciary by reason of such exercise, and no person who is otherwise a fiduciary shall be liable under this Agreement for any loss, or by reason of any breach, which results from such Participant's exercise of control.

9.5 Appointment of Investment Manager. The Participant may appoint in writing an investment manager or managers to manage (including power to acquire and dispose of) any assets in the Custodial Account. Any such investment manager shall be registered as an investment advisor under the Investment Advisors Act of 1940. If investment of the Custodial Account is to be directed by an investment manager, the Participant shall deliver to the Custodian a copy of the instruments appointing the investment manager and evidencing the investment manager's acceptance of such appointment, and acknowledgement by the investment manager that it is a fiduciary, and a certificate evidencing the investment manager's current registration under said Act. The Custodian shall be fully protected in relying upon such instruments and certificate until otherwise notified in writing by the Participant.

The Custodian shall follow the directions of the investment manager regarding the investment and reinvestment of amounts in the Custodial Account, or such portion thereof as shall be under management by the investment manager. The Custodian shall be under no duty or obligation to review any investment to be acquired, held or disposed of pursuant to such directions nor to make any recommendations with respect to the disposition or continued retention of any such investment or the exercise or non-exercise of the powers. Therefore, and in accordance with section 405(d)(1) of ERISA, the Custodian shall have no liability or responsibility for acting or not acting pursuant to the direction of, or failing to act in the absence of any direction from the investment manager, unless the Custodian knows that by such action or failure to act it would be itself committing or participating in a breach of fiduciary duty by the investment manager. The Participant hereby agrees to indemnify the Custodian and hold it harmless from and against any claim or liability which may be asserted against the Custodian by reason of its acting or not acting pursuant to any direction from the investment manager or failing to act in the absence of any such direction.

The investment manager at any time and from time to time may issue orders for the purchase or sale of securities directly to a broker; and in order to facilitate such transaction, the Custodian upon request shall execute and deliver appropriate trading authorizations. Written notification of the issuance of each such order shall be given promptly to the Custodian by the investment manager, and the execution of each such order shall be confirmed by written advice via confirms or otherwise to the Custodian by the broker.

The Custodian shall be under no duty to question any direction of the Participant or investment manager to review any securities or other property held under the Custodial Account or to make suggestions to the Participant, or investment manager with respect to the investment, retention or disposition of any assets held in the Custodial Account.

9.6 Prohibition Against Loans and Compensation to Related Parties. Notwithstanding anything herein contained to the contrary, the Custodian shall not (a) lend any part of the corpus or income of the Custodial Account to, (b) pay any compensation for personal services rendered in connection with the Custodial Account to, (c) make any part of its services available on a preferential basis to, or (d) acquire for the Custodial Account any property (other than cash) from or sell any property to, the Participant
(or to any member of the Participant's family) or to a corporation controlled by the Participant (through the ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock of such corporation).

9.7 Custodial Account. All contributions made by the Participant and all investments made with such contributions and the earnings thereon shall be credited to the Custodial Account maintained for the Participant by the Custodian. Such account shall reflect the amounts contributed by the individual.


9.8 Accounting. Within 90 days from the close of each Custodial Account Year, the Custodian shall render an accounting valuing the assets at fair market value to the individual which accounting may consist of copies of regularly issued broker-dealer statements of the Custodian. In the absence of the filing in writing with the Custodian by the Participant of exceptions or objections to any such account within 60 days after the mailing of such accounting, the Participant shall be deemed to have approved such account. In such case, or upon the written approval of the Participant of any such account, the Custodian shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction. No person other than the Participant may require an accounting or bring any action against the Custodian with respect to the Custodial Account or its actions as Custodian.

The Custodian shall have the right at any time to apply to a court of competent jurisdiction for judicial settlement of its accounts for determination of any questions of construction which may arise or for instructions. The only necessary party defendant to such action shall be the Participant except that the Custodian may, if it so elects, bring in as party defendant any other person or persons.

9.9 Scope of Custodian's Liability. The Custodian shall be fully protected in acting upon any instrument, certificate, or paper believed by it to be genuine and to be signed or presented by the proper person or persons, and the Custodian shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

The Custodian shall be under no duty to (a) question any direction of a Participant or the Participant's agent with respect to investments, (b) review any securities or other property held in the Custodial Account or
(c) make suggestions to the Participant or the Participant's agent with respect to investments, and the Custodian shall not be liable for any loss which may result by reason of investments made by it in accordance with the directions of a Participant or the Participant's agent.

9.10 Waterhouse Securities, Inc., as Stockbroker. The Custodian shall act as a stockbroker or dealer whenever such services are required.

9.11 Obligations of Surviving Spouse and Beneficiary. The surviving spouse and/or Beneficiary shall be bound by Article IX regarding investments and administration of their interest. However, should the Beneficiary be a minor or in the discretion of the Custodian of unsound mind, the Custodian will liquidate the interest of such Beneficiary and hold such interest in an interest-bearing account or money market account until distributed.

9.12 Reporting. The Participant agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Code section 408 (i) and related regulations. The Custodian agrees to submit reports to the Internal Revenue Service and the Participant as prescribed by the Internal Revenue Service.


Article X Compensation, Taxes and Expenses

10.1 Compensation of Custodian. The Custodian shall be paid such reasonable compensation as shall from time to time be agreed upon by the Participant and the Custodian, and such compensation shall be chargeable to the Participant.

10.2 Taxes and Administration Expenses. The Custodian shall charge against the Participant any taxes paid by it which may be imposed upon the income of the Custodial Account or upon which the Custodian is required to pay, as well as all expenses of administration of the Custodian.

10.3 Failure to Pay Compensation, Taxes and Expenses. In the event the participant shall at any time fail to pay the Custodian's compensation, taxes or expenses, within a reasonable time after demand for such payment has been made by the Custodian on the Participant, the Custodian will charge the Custodial Account such fees, taxes and expenses and may liquidate such of the assets in the Custodial Account for such purposes as in its sole discretion it shall determine. If the Custodial Account is not sufficient to satisfy these fees, taxes and expenses, then the Custodian will charge the Participant for such unpaid fees, taxes and expenses.

Article XI Amendment and Termination

11.1 Amendment. Each Participant who adopts this Agreement delegates to the Custodian the power to amend this Agreement, including any retroactive amendments, by submitting a copy of such amendments to each Participant, but only after receiving a favorable ruling or determination letter from the Commissioner of Internal Revenue that the Custodial Agreement as amended, continues to meet the requirements of Code section 408. Each individual shall be deemed to have consented to any and all such amendments. However, no amendment shall deprive any Participant or Beneficiary of any benefit to which he or she may be entitled under this Agreement by reason of contributions made prior to the modification or amendment, unless such amendment is necessary to conform this Agreement to, or satisfy the conditions of, any law, governmental regulations or ruling or to permit this Agreement to meet the requirements of Code section 408.

The Participant shall be permitted to revoke this Agreement in writing within a period not to exceed seven days after the date that this Agreement is adopted by the Participant. In the event of such revocation, the Custodian will return the full amount of the account plus any Custodian fees as soon as practical.

11.2 Termination. An individual shall have the right to terminate or partially terminate this Agreement at any time, and from time to time, by delivering to the Custodian a signed copy of a statement of termination. This Agreement will be terminated in the case of complete distribution of the Custodial Account.


11.3 Resignation and Removal of Custodian. The Custodian may resign at any time upon 30 days' notice to the Participant. The Custodian may be removed at any time by the Participant upon 30 days' written notice to the Custodian. Upon resignation or removal of the Custodian, the Participant shall appoint a successor Custodian which shall have the same powers and duties as are conferred upon the Custodian hereunder, and in default thereof, such successor Custodian may be appointed by a court of competent jurisdiction.

The Participant shall substitute a trustee or another custodian upon notification by the Commissioner of Internal Revenue that such substitution is required because the Custodian has failed to comply with Treasury Regulation 1.401-12(n) or is not keeping records, or is not making such returns, or is not rendering such statements as are required by the applicable forms and regulations.

Upon the delivery by the resigning or removed Custodian to its successor Custodian of all property of the Custodial Account, less such reasonable amount as it shall deem necessary to provide for its expenses, compensation and any taxes or advances chargeable or payable out of the Custodial Account, the successor Custodian shall thereupon have the same powers and duties as are conferred upon the Custodian.

11.4 Liability of Successor Custodian. No successor Custodian shall have any obligation or liability with respect to the acts or omissions of its predecessors. The actual appointment and qualification of a successor Custodian to whom the assets in the Custodial Account may be transferred are conditions which must be fulfilled before the resignation or removal of the Custodian shall become effective. The transfer of the assets shall be made coincidentally with an accounting by the resigned or removed Custodian and such resigned or removed Custodian shall endorse, transfer, convey and deliver to the successor Custodian all of the funds, securities or other property then held by it under this Agreement, together with such records as may be reasonably required in order that the successor Custodian may properly administer the Agreement.

Article XII Miscellaneous

12.1 Prohibition Against Assignment of Benefits. Notwithstanding anything to the contrary contained in this Agreement or in any amendment thereto, no part of the Custodial Account other than such part as is required to pay taxes and administration expenses, shall be used for, or diverted to, purposes other than for the exclusive benefit of the Participant, the Participant's Beneficiary(ies) or estate. No Participant shall have the right to sell, assign, discount or pledge as collateral for a loan any asset of this Agreement.

12.2 Scope of Liability of Custodian. The Custodian shall not be liable for any act or omission made in connection with the Agreement except for its intentional misconduct or negligence.

12.3 Word Construction. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement indicates the plural shall be read as the singular, and the singular as the plural.

12.4 Captions Have No Effect. The Captions of Articles in this Agreement are included for convenience only and shall not be considered a part of, or an aid to, the construction of this Agreement.

12.5 Governing Law. This Agreement created hereby shall be construed, regulated and administered under the laws of the State of New York, and any court accounting shal be in the courts of New York.

12.6 Arbitration. It is understood that the following agreement to arbitrate does not constitute a waiver of the right to seek a judicial forum where such a waiver would be void under the federal securities laws. The Participant agrees and, by carrying an account for the Participant, Waterhouse Securities, Inc., and the Participant's broker agree that, except as inconsistent with the foregoing sentence, all controversies which may arise between the Participant and Waterhouse Securities, Inc., and/or the Participant's broker concerning any transaction or the construction, performance or breach of this or any other agreement between the Participant and Waterhouse Securities, Inc., and/or the Participant's broker, whether entered into prior, on, or subsequent to the effective date of the Adoption Agreement, shall be determined by arbitration to be held in accordance with the rules of the Board of Arbitration of The New York Stock Exchange, Inc., the rules of the American Arbitration Association or the Code of Arbitration Procedure of National Association of Securities Dealers, Inc., whichever the Participant may select. If the Participant does not make a selection by registered or certified mail addressed to Waterhouse Securities, Inc., or the Participant's broker at its main office within five business days after Waterhouse Securities, Inc., or the Participant's broker shall have given notice to the Participant requesting a selection, Waterhouse Securities, Inc., may make a selection on behalf of the Participant. No arbitration or other proceeding with respect to a controversy may be commenced by the Participant more than one year after the action or omission upon which such controversy is based. If the Participant shall by any court proceeding be unsuccessful in resisting arbitration, the Participant shall reimburse Waterhouse Securities, Inc., and the Participant's broker for all costs and expenses (including attorney's fees) incurred by them in connection with such court proceeding. Any arbitration award shall be final, and judgment on the award rendered may be entered in any court having jurisdiction.

12.7 Inquiries. The Participant authorizes Waterhouse Securities, Inc., to furnish upon request (i) to the Participant's broker all information relating to the Participant's individual retirement account and (ii) to the issuer of securities the Participant's name, address and securities positions relating to the securities of such issuer.

                             DISCLOSURE STATEMENT

This Disclosure Statement, which is provided you in compliance with Treasury Regulation section 1.408-6(d)(4) explains what you should know about your individual retirement account (IRA), and is a general review of the federal income tax law applicable to it.

A. Revocation.

You may revoke your account within seven days from the date you enter into the Custodial Agreement by mailing or delivering a written request for revocation to Waterhouse Securities, Inc. 44 Wall Street, New York, NY 10005. ATTN: Retirement Plan Services. Upon revocation, the entire account will be returned to you. If you have questions regarding this procedure please call 1-800-934-4410.

If you mail the written notification, it will be deemed to be mailed on the date of the postmark. If you send the notification by certified or registered mail, it will be deemed to be mailed as of the date of certification or registration. If mailed, the written notice of revocation must be mailed in the United States in an envelope, or other appropriate wrapper, first class mail with the postage prepaid.

B. IRS Approval.

The Waterhouse Securities, Inc. Individual Retirement Plan has been approved by the IRS as to form. IRS approval is a determination as to form only and does not represent a determination of the merits of the IRA or account.

C. Statutory Requirements.

The Statutory requirements with respect to your account as described in section 408(a) of the Internal Revenue Code (the "Code") are as follows:

1. Except for rollover contributions, contributions must be in cash, and may not be in excess of the lesser of $2,000 ($2,250 in the case of a spousal IRA) or 100% of your compensation for any taxable year.

2. No part of the custodial account funds may be invested in life insurance.

3. Your entire account balance is non-forfeitable.

4. The assets of your account may not be commingled and for that reason you have a separate individual account.

5. The entire balance in your IRA must be distributed either (i) not later than April 1 of the year following the year in which you attain age 70-1/2 (the "Required Beginning Date") or (ii) commencing not later than the Required Beginning Date, over your life or the lives of you and your designated beneficiary or a period of time not extending beyond the life expectancy of you or the joint life expectancy of you and your designated beneficiary. Distributions to you or your beneficiary are taxed as ordinary income. If the method of distribution selected does not result in a distribution which is at least as rapid as either of the methods referred to above, a non-deductible excise tax of 50% will be imposed on the difference between the amount required to be distributed and the amount actually distributed.

6. Death Benefits. If you die before your entire interest is distributed, the following distribution provisions shall apply.

a. If you die after your Required Beginning Date, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used as of the date of your death.

b. If you die before your Required Beginning Date, your entire interest will be distributed in accordance with one of the following four provisions:

   (i) Your entire interest will be paid within five years after the date of your death; or

  (ii) If your interest is payable to a beneficiary designated by you and you have not elected (i) above, the entire interest will be distributed in substantially equal installments over the life or life expectancy of your designated beneficiary commencing no later than the end of the year after the year of your death. The designated beneficiary may elect at any time to receive greater payments; or

 (iii) If your designated beneficiary is your surviving spouse, your spouse may elect within the five-year period commencing with your date of death to receive equal or substantially equal payments over the life or life expectancy of your surviving spouse commencing at any date prior to the end of the year in which you would have attained age 70-1/2. Your surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.

  (iv) If the designated beneficiary is your surviving spouse, your spouse may treat the account as his or her own individual retirement arrangement. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from such account, or fails to elect any of the above three provisions. If the distribution or your benefits upon death is not as rapid as the applicable method of distribution referred to above, a nondeductible excise tax of 50% will be imposed on the difference between the amount required to be distributed and the amount actually distributed.

D. Deductible Contributions.

The limitations and restrictions on the deduction for contributions are as follows:

1. The maximum deductible contribution is the lesser of 100% of compensation or $2,000 (subject to the reduction described in paragraph D.3).


2. The maximum deduction is computed separately for each individual and is applied without regard to any community property law. However, if your spouse is not employed you may establish separate individual accounts for you and your spouse (an IRA established for your spouse is referred to as a "Spousal IRA"), and each year you may contribute to both accounts a total not to exceed the lesser of $2,250 or 100% of your compensation. This contribution need not be divided equally between the two accounts, but not more than $2,000 may be contributed to one account.

3. The $2,000 ($2,250 in the case of a Spousal IRA) deduction limit will be reduced if your federal adjusted gross income exceeds a certain amount ($40,000 for married individuals filing a joint return, $0 for married individuals filing separate returns, and $25,000 for single individuals) and you or your spouse is a participant in an employer maintained retirement plan. In such case, the $2,000 (or $2,250 in the case of a spousal IRA) deduction limit will be reduced to an amount which bears the same ratio to $2,000 ($2,250 in the case of a Spousal IRA) as your AGI in excess of the applicable dollar amount (described above) bears to $10,000. The dollar limit is rounded up to the next $10, and will not be less than $200 unless the limit is reduced to zero.

4. No contribution is allowed for an individual during the taxable year in which he attains 70-1/2 or for a subsequent year.

5. No deduction is allowed with respect to a rollover contribution.

6. A divorced or legally separated spouse is allowed a deduction for contributions to an IRA. For this purpose, money received as alimony or separate maintenance pursuant to a decree of divorce or separation is considered compensation.

E. Nondeductible Contributions.

A contribution may also be made on a nondeductible basis, in an amount equal to the amount that the $2,000 limit is reduced as a result of you or your spouse being covered under an employer maintained retirement plan. Moreover, you may elect to have your deductible contribution treated as a nondeductible contribution. If you make a nondeductible contribution, you must designate such contribution as being nondeductible on your tax return.

F. Rollover IRA.

1. Permissible Tax-Free Rollovers.

   a. From a qualified plan to an IRA.

   b. From a qualified plan to another through an IRA.

   c. From a tax sheltered annuity to an IRA.

   d. From a tax sheltered annuity to another through an IRA.


   e. The redemption proceeds from a qualified bond purchase plan to an IRA.

   f. Distribution received by a spouse due to participant's death.

   g. From an IRA to another IRA.

2. General Requirements for a Rollover.

   a. Must be received by the Custodian within 60 days after distribution is received by the Participant.

   b. Only one tax-free rollover per year between IRAs.

   c. Must be a lump sum distribution, a partial distribution (as defined in Code section 402) or a qualified total distribution resulting from a plan termination. (An individual need not be a plan participant for 5 years to qualify for a rollover).

   d. Must include only amounts otherwise reportable as taxable income.

   e. If the rollover includes property such as company stock and the property has been sold, the proceeds may still be rolled over. If the rollover is for the entire amount allowable, the gain or loss on the sale of the property is not recognized.

   f. Rollovers to a "new" qualified plan can include only assets received from the "old" qualified plan.

Therefore, a rollover to an IRA should be made to a separate account and should not include contributions made by an eligible person for his retirement to his IRA.

3. Limits on Amount of Rollovers.

   a. No dollar limit.

   b. All or any portion of the distribution minus non-taxable amounts.

   c. No endowment or life insurance contracts.

4. Amounts distributed from an IRA are taxed as ordinary income in the year received. Distributions from IRA's are not eligible for the special tax treatment applicable to lump sum distributions from qualified retirement plans.

G. Prohibited Transactions.

Should an individual or his beneficiary engage directly or indirectly in any transaction prohibited by Code section 4975(c), the IRA will lose its exemption from tax and the owner of the account must include in his gross income the fair market value of his account. Prohibited transactions include:

1. Sale, exchange or leasing of any property between the IRA and a party-in-interest.


2. Lending of money or any other extension of credit to a party-in-interest.

3. Furnishing of goods, services or facilities between the IRA and a party-in-interest.

4. Transfer to, or use by or for the benefit of, a party-in-interest of the income or assets of the IRA.

5. Act by a party-in-interest who is a fiduciary whereby he deals with the income or assets of the IRA in his own interest or for his own account; or

6. Receipt of any consideration for his own personal account by any party-in-interest who is a fiduciary dealing with the IRA in connection with the transaction involving the income or assets of the IRA.

H. Other Prohibited Transactions.

1. Should a benefitted individual pledge an IRA as security for a loan, the portion so pledged will be treated as a distribution to that individual.

2. Consult with your Account Officer regarding administrative restrictions that are imposed by the Custodian. For example, permissible investments include investments in stocks, bonds, government obligations, savings accounts and certificates of deposit with a bank approved by the Custodian.

3. These prohibited transactions and certain exemptions are further described in Code section 4975.

I. Penalty Tax.

A 10% nondeductible penalty tax is imposed on certain distributions made before you attain the age of 59-1/2 unless the distribution is made on account of death or disability or a rollover contribution is made with such distribution, or as part of substantially equal distributions over the Participant's life or over the joint life expectancy of the participant and the designated beneficiary for a period of 5 years and the attainment of age 59-1/2.

J. Excess Contributions.

You will be considered to have made an excess contribution for any year if either (a) you contributed to your IRA an amount in excess of the lesser of 100% of compensation or $2,000 (reduced as described in paragraph D.3) or
(b) you contributed to your IRA and a Spousal IRA (see paragraph D.2) a total amount in excess of the lesser of $2,250 (reduced as described in paragraph D.3) or 100% of compensation, or more than $2,000 was paid to a single IRA for you or your spouse. A contribution for any year which (1) is returned to you prior to your tax return due date (including extensions) for such year, (2) is not deductible, and (3) is accompanied by the amount of net income attributable to such contribution is not treated as an excess contribution. If you make an excess contribution for any year, you will be liable for a nondeductible 6% excise tax each year until the excess is eliminated. The excess can be eliminated (i) by a distribution of the excess (and any income earned on the excess) to you or (ii) by your making reduced contributions in a future year.

Since an excess contribution is not deductible when made, it is not included in your income when returned and it is not subject to the 10% tax on premature distribution. Income earned with respect to an excess contribution, however, must be reported on your individual income tax return. An exception to this rule is that a distribution to you of an excess contribution will be included in your income if a deduction was allowed for the excess contribution or your total contribution (including the excess contribution) for the year exceeds $2,250. Excess rollover contributions can be corrected without subjecting the correction to the double taxation clause if a participant reasonably relied on information supplied to him as required by law for determining the amount of the rollover contribution, and the information was erroneous.

K. Financial Disclosure.

1. The amount of money that will be available at any period of time will depend on the following:

   a. Amount of contributions.

   b. Total years of participation.

   c. Earnings from such account including interest, dividends, realized and unrealized gains and losses.

   d. Expenses incurred for brokerage commissions and Custodian's fees if applicable.

   e. Due to the numerous modes of investment that you may choose, neither a guaranteed return or a projected amount can be practically furnished.

2. There is no annual maintenance fee charged by the Custodian. There is, however, a $25 fee for the termination or transfer of an existing IRA.

   Brokerage commissions are considered a cost of the security and are not billed separately. Brokerage commissions are in addition to the above. Questions relative to brokerage commission should be discussed with your Account Officer prior to executing any orders.

3. In order to compute and allocate annual earnings, simply compare year-end market value plus interest earned for your total account.

L. Investments.

It is the responsibility of the individual to select and direct the investment of his Custodial Account either in person or through an investment manager. Selection of investments must conform to the Custodial Agreement. For example, investments may be made in common stocks, government and corporate bonds, the purchase of put options and writing of covered listed call options, and other lawful investments which are administratively acceptable to the Custodian. Investments not generating confirmations must be accompanied by additional written instructions. Although brokerage firms may provide investment information to your account, they do not intend that any information given by them will serve as a primary basis for investment decisions. Furthermore, it is our understanding that you will exercise independent judgement in making your investment decisions.

M. Form 5329

Generally, form 5329 (Return for Individual Retirement Savings Arrangement) must accompany your tax return (Form 1040) only if you owe excess contribution taxes, premature distribution taxes, or taxes on certain accumulations.

N. Additional Information.

   1. Additional information on Waterhouse Securities, Inc.'s "Self Directed Individual Retirement Custodial Agreement" can be found in this booklet.

   2. Further information can be obtained from any district office of the Internal Revenue Service.

O. Simplified Employee Pension (SEP)

Additional information regarding SEPs can be found in this booklet. If a SEP is adopted, the Employer must provide the Employee with a copy of the appropriate SEP form or similar information as may be required by law. Employer contributions to a SEP cannot exceed $22,500 (or such limits as may be specified by law), or $9,240 if the SEP is a salary reduction SEP, or if greater the amount under section 402(g).

P. Estate and Gift Tax Exemptions.

Generally, there is no specific exclusion for IRAs under the Estate Tax rules. Therefore, in the event of your death, your IRA will be includable in your gross estate for federal tax purposes. However, if your surviving spouse is the beneficiary of your IRA, the amount in your IRA may qualify for the marital deduction under Section 2056 of the Internal Revenue Code. A transfer of property for federal gift tax purposes does not include an amount which a beneficiary receives from an IRA plan.

                              CUSTOMER AGREEMENT

In consideration of Waterhouse Securities, Inc. (WSI) accepting and carrying for me one or more accounts, I hereby understand and agree that:

1. Legal Capacity to Enter Into Agreements -- I am at least the age of 18 years and am of full legal age in the state in which I reside. If I am an employee, member or partner of any security exchange or member firm thereof, of any corporation a majority of the stock of which is owned by any exchange or a broker/dealer I have so indicated on the account application. I also agree to notify you promptly if I should later become employed in any of the capacities cited above.

2. Definitions -- Applicable Rules and Regulations -- The terms "securities", "options", or "other property", as used herein, shall include money, securities and commodities of every kind and nature and all contracts and options relating thereto. All transactions shall be subject to the rules, customs and usages of the exchange, market or clearing house where executed, and to all applicable federal and state laws and regulations.

3. Orders, Executions and Statements -- Reports of the execution of orders and statements of my account shall be deemed accepted by me if you have not received written objections from me within five days with respect to the former and ten days with respect to the latter after transmitted by you to me. You may execute any transaction authorized by me on any exchange or other market where such business is then transacted. You may reject any order I place with you in your sole discretion.

4. Deposit of Equity -- Consent to Recording -- I understand that WSI reserves the right to require full payment or an acceptable equity deposit prior to the acceptance of any order. I understand that you may tape record telephone conversations with customers in order to permit you to verify data concerning securities transactions.

5. Payment of Indebtedness Upon Demand -- I shall at all times be liable for the payment upon demand of any debit balance or other obligations owing in any of my accounts with you; and, I shall be liable to you for any deficiency remaining in any such accounts in the event of the liquidation thereof, in whole or in part, by you or by me, and, I shall make payments of such obligations and indebtedness upon demand.

6. Security for Indebtedness -- All securities and other property whatsoever which you may hold, carry or maintain for any purpose, in or for any of my accounts, whether individually or jointly held with others, are subject to a lien in your favor for the discharge of all the indebtedness of me to you, and I hereby grant to you a continuing lien, security interest and right of set-off in all such property and securities whether now owned by me or hereafter acquired. You may hold securities and other property as security for the payment of any liability or indebtedness of me to you, and you shall have the right to transfer such securities and other property in any of my accounts from or to any other of my accounts, when in your judgement such transfer may be necessary for your protection. In enforcing your lien you shall have the right to sell, assign, and deliver all or any part of the securities or other property in any of my accounts when you deem it necessary for your protection. You reserve the right to close transactions in my account if you believe there is inadequate security for my obligation or upon an event which in your opinion jeopardizes my account. You shall have all rights of a secured party under the Uniform Commercial Code.

7. Costs of Collection -- The reasonable costs of collection of the debt balance and any unpaid deficiency in my accounts, including attorney's fees incurred by you, shall be paid or reimbursed by me to you.


8. The Laws of New York Govern -- This agreement and its enforcement shall be governed BY THE LAWS OF THE STATE OF NEW YORK; shall cover individually and collectively all accounts (Cash, Margin, Option or other) which I may open or reopen with you; and shall inure to the benefit of your successors, whether by merger, consolidation or otherwise, and assigns and you may transfer my accounts and my agreements to your successors and assigns, and this Agreement shall be binding upon my heirs, executors, administrators, successors and assigns.

9. Agreement To Arbitrate Controversies --

  (i) Arbitration is final and binding on the parties.

 (ii) The parties are waiving their right to seek remedies in court, including the right to jury trial.

(iii) Pre-arbitration discovery is generally more limited than and different from court proceedings.

 (iv) The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

  (v) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

Any controversy relating to any of my accounts will be settled by arbitration in New York or the city of the branch where my account is maintained in accordance with the rules of the New York Stock Exchange or the National Association of Securities Dealers. Initiation of arbitration may be made by written demand for arbitration or notice of intention to arbitrate served by either party upon the other. Judgement upon any award rendered by the arbitrator may be entered in any court having jurisdiction. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

10. Losses Due to Extraordinary Events -- You shall not be liable for loss caused directly or indirectly by war, natural disasters, government restrictions, exchange or market rulings or other conditions beyond your control.

11. Joint and Several Liability -- If there is more than one owner of the account, then obligations under this agreement shall be joint and several.

12. Separation of Provisions -- If any provision or condition of this agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulating agency or body, such invalidity or unenforceability shall attach only to such provisions or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and this agreement shall be carried out as if such invalid or unenforceable provision or condition were not contained herein.

13. Presumption of Receipt of Communications -- Communications may be sent to me at my address given in the New Account Application as a mailing address, or at such other address as I may hereafter give you in writing and all communication so sent, whether by mail, telegraph, messenger, or otherwise, shall be considered delivered to me personally, whether actually received or not.

14. SEC Rule 14b-1(c) -- Communication Between Companies and Shareholders -- WSI will release my name, address, and security positions to requesting companies in which I own shares that are held in my account, unless I notify you in writing that I object.